Exhibit 15.3

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Abacus Innovations Corporation

We are aware of the inclusion in Amendment No. 3 to the Registration Statement (Form S-4 and Form S-1 No. 333-210797) and related Prospectus of Abacus Innovations Corporation of our report dated May 26, 2016 relating to the unaudited balance sheet of Abacus Innovations Corporation as of March 27, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
July 11, 2016